Exhibit 99.2

Seven Oaks Acquisition Corp. Announces Closing of Upsized $258.75 Million Initial Public Offering

New York, NY, December 22, 2020 (GLOBE NEWSWIRE) – Seven Oaks Acquisition Corp. (the “Company”) today announced the closing of its upsized initial public offering of 25,875,000 units at a price of $10.00 per unit, including 3,375,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on The NASDAQ Capital Market (“NASDAQ”) and began trading under the ticker symbol “SVOKU” on December 18, 2020. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “SVOK” and “SVOKW,” respectively.

Seven Oaks Acquisition Corp., led by Chairman and CEO Gary Matthews, is a special purpose acquisition company formed for the purpose of entering into a business combination with one or more businesses. While the Company may pursue a business combination in any industry, the Company intends to focus its search on companies with strong Environmental, Social and Governance practices or the ability to materially improve such practices.

JonesTrading Institutional Services LLC (“JonesTrading”) acted as sole book-running manager for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD), served as lead manager for the offering. Academy Securities, Loop Capital Markets and Tigress Financial Partners acted as co-managers for the offering.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from JonesTrading by e-mailing syndicate@jonestrading.com .

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Drew Pearson

drew@sevenoaksacquisition.com